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                                                            EXHIBIT 99.(a)(1)(C)


                                 C3 CAPITAL, LLC


October 4, 2001

                                             Number of Units Owned (Units Owned)

(Limited Partner Name)
(Limited Partner Street Address or Box Number)
(Limited Partner Town, State and Zip Code)


     Re: Offer to Purchase
         -----------------

Dear American Retirement Villas Properties III Limited Partner:

C3 Capital, LLC is making an offer to purchase limited partnership units ("Units") in American Retirement Villas Properties III, LP (the "Partnership"). The amount of our offer is $300.00 per Unit less dividends paid after September 15, 2001, if any.

THIS OFFER IS 20% HIGHER THAN THE MOST RECENT OFFER MADE FOR UNITS BY AN UNRELATED THIRD PARTY.

The pertinent enclosed documents to review in connection with our offer are;

     -  Offer to Purchase for Cash, and
     -  Offer to Sell for Cash (blue pages)

IF YOU DECIDE TO SELL AFTER REVIEWING OUR OFFER, PLEASE COMPLETE THE OFFER TO SELL FOR CASH (BLUE PAGES) AND RETURN IT IN THE ENCLOSED PREPAID POSTAGE ENVELOPE PRIOR TO NOVEMBER 2, 2001.

According to Partnership records, you own the number of Units listed in the right hand corner above. If you decide to sell only a portion of your Units, please list the number of Units you intend to sell on the Offer to Sell for Cash (blue pages).


Sincerely,

/s/ GARY L. DAVIDSON
------------------------------
    Gary L. Davidson
    Chairman


Enclosures